Exhibit 10.1
THIS AGREEMENT is made the 26th day of July, Two Thousand and Ten
BETWEEN
1.	CHU WAI WA VIVIAN (Holder of Hong Kong Identity Card No. [_______] of 20th Floor, Block 44, Baguio Villa, 550 Victoria Road, Hong Kong (hereinafter called “Vivian Chu”) of the first part;
2.
OFFICEWAY TECHNOLOGY LIMITED, a company incorporated in the British Virgin Islands under the International Business Companies Act on 8th December 1999 with Company Number 356202 (hereinafter called “Officeway”) of the second part; (AND Vivian Chu and Officeway are hereinafter collectively called the “Vendors” and as far as the context shall permit the term “Vendors” shall mean any or all of them); and

3.	ZHU Guangming (holder of the People’s Republic of China passport No. [_______] of Room 1110A, No. 5 Building, 3161 Binghe Road, Shenzhen, China (hereinafter called “Purchaser”) of the third part.
WHEREAS :-
(1)
CHINAWE ASSET MANAGEMENT LIMITED whose registered office is situate at Room 8, 12th Floor, Block A, Fuk Keung Industrial Building, 66-68 Tong Mi Road, Kowloon, Hong Kong (hereinafter called the “Company”) is a private company limited by shares incorporated in Hong Kong under the provisions of the Companies Ordinance by registration No. 611817 and has an authorised share capital of HK$2,075,800 divided into 2,075,800 ordinary shares of HK$1.00 each and have been issued and are fully paid up. The present shareholders and their shareholding are more particularly described in the Schedule I hereto.

(2)	Vivian Chu, Wai Man Ying Ken and Wai Man Keung are the present directors of the Company.
(3)
The Vendors are desirous of selling and the Purchaser is desirous of purchasing all the Vendors’ shareholding in the Company for the consideration and upon and subject to the terms and conditions hereinafter contained.

NOW IT IS HEREBY AGREED as follows:-
1.	INTERPRETATION
1.01
The Schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement and any reference to this agreement shall include the Schedules.

1.02	In this agreement the following expressions shall have the following respective meanings:-

“Balance Sheet Date”	31st December, 2008

“Board of Directors”	the board of directors for the time being of the Company or the directors present at a meeting of directors at which a quorum is present, including any duly constituted committee of the board of directors;

“Companies Ordinance”	the Companies Ordinance (Cap.32, as amended, of the laws of Hong Kong);

“Completion”	completion of the sale and purchase as provided in Clause 6;

“Completion Accounts”	draft management accounts of the Company prepared by the Company before Completion in accordance with generally accepted accountancy principles and practice in Hong Kong Special Administrative Region from 31st December, 2008 up to the Completion Date;

“Completion Date”	the 26th July, 2010 or such other date as may be agreed amongst all the parties hereto in writing;

“Conditions”	the conditions set out in Clause 4;

“Financial Report”	the report including a balance sheet showing the financial status of the Company as at Balance Sheet Date prepared by Mazars CPA Limited

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong Special Administrative Region;

“Shares”	ordinary share(s) of HK$1.00 each in the capital of the Company more particularly described in Schedule II;

“US$”	United States dollars, the lawful currency of the United States of America.
1.03	Unless the context otherwise requires, in this agreement:-
(a)	words and expressions defined in the Companies Ordinance shall have the same respective meanings;
(b)
references to Clauses, Recitals or Schedules are references to the Clauses of or Recitals or Schedules to this agreement, each reference to a sub-clause is a reference to the relevant sub-clause of the clause in which the reference appears and each reference to a paragraph is a reference to the relevant paragraph of the sub-clause in which the reference appears; and

(c)	words importing one gender shall include every gender, words importing the singular shall include the plural and vice versa and reference to persons shall include bodies corporate and unincorporate.
1.04	Headings in this agreement are for convenience only and shall not affect the construction of this agreement.

2.	SALE OF SHARES
2.01
Subject to the terms of this agreement, each of the Vendors shall as beneficial owner sell and the Purchaser shall purchase free from all liens, charges and incumbrances and together with all rights now or hereinafter attaching thereto their respective shareholding in the Company, which are set out opposite to each of the Vendors’ names in Schedule II hereto.

2.02	Each of the Vendors and the Purchaser shall waive any pre-emption rights if they may have in relation to any of the Shares under the Articles of Association of the Company or otherwise.
3.	PURCHASE CONSIDERATION
3.01
Subject to the terms and conditions of this agreement, the price payable for the Shares is US$1.00 and the proportion thereof payable to each of the Vendors is the same as the proportion of shares sold by each of the Vendors.

3.02	Subject as provided in this agreement, the price for the purchase of the Shares shall be paid or satisfied on completion.
4.	CONDITIONS
4.01
Completion of the sale and purchase of the Shares shall be conditional on all the Vendors shall sell and transfer the Shares to the Purchaser or his nominee(s) on Completion in accordance with the terms of this agreement.

4.02	The Purchaser shall have the option to waive the conditions in Clause 4.01.
4.03
If the Condition specified in Clause 4.01 has not been or is not fulfilled and the condition is not waived by the Purchaser, this agreement shall automatically terminate with immediate effect but without prejudice to the demand rights proceedings and claims of the Purchaser including but not by way of limitation specific performance against any of the Vendors who are in default or breach of the terms of this agreement.

5.	PRE-COMPLETION UNDERTAKINGS
5.01
The Vendors undertake that they shall procure that before the Completion Date, except with the prior written consent of the Purchaser or otherwise as contemplated under this agreement, the Company shall:-

(a)	not issue, or agree to issue, any share or loan capital or grant, or agree to grant, any option over or right to acquire or to subscribe for any share or loan capital;
(b)
not enter into any transaction, agreement or contract, trade or carry on business, acquire or dispose of any interest in any asset or create or undertake any capital commitment or expenditure or actual or contingent liability whatsoever;

(c)
not create or permit to arise any mortgage, charge (fixed or floating), lien, pledge, other form of security or encumbrance or equity of whatsoever nature, whether similar to the foregoing or not, nor in respect of any part of its undertaking, property or assets other than liens arising by operation of law in amounts which are not material;

(d)	not borrow any money;
(e)
continue to comply with and duly perform and discharge its duties and obligations (including payment obligations) under all agreements and contracts entered into by it and discharge all liabilities in relation thereto which accrue due for the period prior to Completion;

(f)	not amend its Memorandum and/or Articles of Association;
(g)	not hire any employee, enter into any service agreements with directors or officers;
(h)	not establish any pension, retirement scheme, share option scheme, profit sharing or bonus scheme or any other benefit scheme;
(i)	not carry on any business other than its existing business;
(j)	not enter into any partnership or joint venture arrangement;
(k)	not establish or open or close any branch of office; and
(l)
not dispose of the ownership, possession, custody or control of any corporate or other books or records which are required to be delivered to the Purchaser under this agreement or are required under any law; regulation or rule to be kept by the Company.

5.02
Immediately after the signing of this agreement, the Purchaser and any persons authorized by him (including without limitation any prospective financing party and the employees, officers and professional advisers of the Purchaser or any prospective financing party) shall by prior appointment be given reasonable access to the books, minutes, records, documents, title deeds and such other information of the Company and upon the prior written consent of the Vendors (such consent not to be unreasonably withheld) permitted to take copies thereof before Completion.

6.	COMPLETION
6.01	Completion of the sale and purchase of the Shares shall take place at or before 3:00 p.m. on Completion Date.

6.02	On Completion the Vendors shall deliver or cause to be delivered to the Purchaser:-
(a)	duly executed transfers and sold notes in respect of the Shares in favour of the Purchaser or his nominee(s) accompanied by the relevant share certificates for the Shares;
(b)	written resolutions of the Board of Directors of the Company approving the registration of the transfer of the Shares to the Purchaser upon presentation of the executed and duly stamped transfer;
(c)
the Common Seal, Certificate of Incorporation, Business Registration Certificate, company chop and minutes book, all financial and accounting books, all tax return and assessments, all contracts, documents, copies of the Memorandum and Articles of Association of the Company and papers of the Company, which are in the possession or control of the Vendors or any of them;

(d)
written resignations of all the directors of the Company except the Purchaser with effect from the Completion Date with acknowledgments signed by each of them to the effect that he has no claim against the Company for compensation for loss of office or otherwise; and

(e)	such other reasonable documents as may be required by the Purchaser to vest the legal and beneficial ownership of the Shares in the Purchaser or his nominees.
7.	WARRANTIES AND COVENANTS
7.01
Save and except those matters that have been disclosed to the Purchaser in writing hereinbefore or those matters authorized by the Purchaser, the Vendors and each of them hereby represent warrant and undertake to the Purchaser as follows :-

(a)
That at the date hereof the authorised and issued share capital of the Company is as recited above; that no loan capital has been issued by the Company and remains outstanding; that no share or loan capital of the Company is under option; and that before Completion of the sale and purchase of the Shares no share or loan capital will be created or issued and no options will be granted by the Company which could result in the issue of any share or loan capital save and except those expressly provided herein;

(b)
That the Financial Report of the Company as at Balance Sheet Date a copy of which has been supplied to the Purchaser gives a true and accurate statement of the financial position of the Company as at the date thereof; that save as mentioned herein there have been no material alterations or variations in the financial position of the Company since the Balance Sheet Date;

(c)
That save as has been disclosed to the Purchaser in writing or save in the ordinary course of business or save as mentioned herein since the Balance Sheet Date the Company has not disposed of any of its assets otherwise than in the ordinary course of business and pending Completion will not do so;

(d)
That since the Balance Sheet Date the business of the Company has been carried on in the ordinary and usual course and save as has prior hereto been disclosed to the Purchaser in writing no contracts other than normal contracts necessitated by day-to-day business have been entered into by the Company and that pending Completion the said business will be so carried on and that without the written consent of the Purchaser no unusual or abnormal contracts will be entered into;

(e)
That the Company has not knowingly done or omitted to do any act or thing in contravention or breach of any of the provisions of the Companies Ordinance or any regulations or any laws made thereunder and that the Company will not pending Completion do any act or thing in contravention or breach of any laws or regulations;

(f)
That all the returns particulars resolutions and other documents required to be filed with or delivered on behalf of the Company to the Registrar of Companies pursuant to the provisions of the Companies Ordinance have been correctly and properly made up and filed or delivered;

(g)
That at the date hereof there is not outstanding any insurance service or other business contract between the Company and any other person which cannot be determined upon not more than one month’s notice without payment of compensation or damages and that pending completion no such contract will be entered into by the Company;

(h)
That at the date hereof the Company is not in the course of acquiring and has not acquired and pending Completion will not acquire or agree to acquire any assets on hire purchase credit sale of deferred payment terms except as disclosed in the Financial Report or otherwise to the Purchaser in writing;

(i)
That since the Balance Sheet Date the Company has not save as has been disclosed to the Purchaser in writing incurred any commitments for capital expenditure such as would fall to be disclosed in its accounts to be made up at the end of its current financial year;

(j)
That at the date hereof the Company has not given any guarantees which are outstanding that it is not under any liability to give any guarantees and that pending Completion no guarantee will be given by the Company;

(k)
That at the date hereof there are no mortgages charges or other incumbrances on or over the whole or any part of the assets of the Company and that pending Completion no such mortgages charges or other incumbrances will be created given or granted except as disclosed in the Financial Report or otherwise to the Purchaser in writing;

(l)
No dividend bonus or other distribution has been declared paid or made on any share in the capital of the Company and that pending Completion no such dividend bonus or distribution will be so declared paid or made;

(m)	That save for normal debt collection the Company is not engaged in any litigation or arbitration and that the directors are not aware of any facts likely to give rise to any litigation or arbitration;

(n)
That there are no existing service agreements or contracts between the Company and any of its officers and employees which are not determinable without compensation by one month’s notice or less and that pending Completion the Company will not enter into any service agreement or contract which is not so determinable;

(o)
That the persons who are the directors of the Company have not been paid and pending Completion will not be paid or become entitled to any remuneration save as disclosed in the Financial Report or otherwise to the Purchaser in writing;

(p)
That the Company is not under any legal liability to pay pensions superannuation allowances or the like to any of its past or present directors officers or employees or their dependants and that there are no pension schemes or arrangements for payment of pensions or death benefits or similar arrangements in operation in relation to the Company;

(q)
That the returns if any made by the Company for taxation purposes are correct and on a proper basis and are not the subject matter of any dispute with or claim by the appropriate revenue authorities and that the directors are not aware of any dispute or claim and that full provision has been made in the Financial Report for all taxation which has been or may be assessed in respect of or calculated by reference to profits income or gains of the Company earned or accrued up to and including the Balance Sheet Date;

(r)	That the Company has not made or given or agreed to make or give and pending Completion will not make or give any such loan or advance;
(s)	No order has been made or petition presented or resolution passed for the winding up of the Company and no receiver or manager has been appointed over all or any part of its assets or undertakings;
(t)
No distress, execution or other process has been levied in respect of the assets of the Company and to the best of the knowledge and belief of the Vendors, there is no unfulfilled or unsatisfied judgment or court order outstanding against the Vendors or the Company;

(u)	The Company has not entered into any transaction which is unenforceable by reason of the transaction being voidable at the instance of any other party or ultra vires, void or illegal;
(v)	That the Company has disclosed to the Purchaser all material facts known to them relating to the business and finances of the Company; and
(w)	That the facts, representations and statements in the Recitals and Schedules hereof are true and correct.
7.02	Each of the Vendors hereby represent warrant and undertake to the Purchaser in respect of their respective parts of the Shares as follows :-
(a)	He shall obtain all necessary authorizations, approvals or consents required for the sale by him pursuant to the terms of this agreement on or prior to the Completion Date; and
(b)
There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting his respective part of the Shares or any part thereof and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

7.03	All representations warrants and undertakings contained in the foregoing provisions shall be deemed to be repeated immediately before Completion by the Vendors.
8	INDEMNITIES
8.01	The Vendors hereby covenant with the Purchaser that they will at all times indemnify the Purchaser from and against any depletion of the assets of the Company by reason of:-
(a)
Any claim for inheritance tax payable by the Company upon or by reason of the death of any person or persons living or dead who may have been members of the Company by virtue of the provisions of any amendment or statutory re-enactment thereof; and

(b)	Any costs incurred by the Company in contesting or settling any such claim assessment recovery or counteraction (whether threatened or made) as is mentioned in this Clause.
9.	ENTIRE AGREEMENT
9.01
This agreement constitutes and sets forth the entire agreement and understanding between the parties hereto relating to the transactions and arrangements contemplated under this agreement and supersedes all and any previous agreements or arrangements between the parties hereto or any of them relating to the Company or to any other matter referred to in this agreement and all or any such previous agreements or arrangements shall cease and determine with effect from the date hereof but without prejudice to the obligations or liabilities incurred before the date hereof.

10	COSTS AND EXPENSES
10.01
All legal costs and other fees, costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this agreement and all documentation incidental or relating to Completion and all stamp duty (including penalty, if any) payable in connection with the sale and purchase of the Shares shall be borne by the Vendors (between them in proportion to the shares sold by them respectively) and the Purchaser equally.

11	NOTICES
11.01
Any notice or other communication to be given, made or served pursuant to or for any purpose of this agreement shall sent or delivered to the address of the person concerned set out in this agreement or to such other address as may be notified by such person to the other parties hereto.

11.02
Any notice or other communication to be given, made or served pursuant to or for any purpose of this agreement shall be in writing and may be delivered personally or sent by letter (postage prepaid and by airmail if to another country) telex or facsimile transmission and shall be deemed given, made or served, if delivered personally, when left at the relevant address or, if sent by letter, two working days (or seven working days if by airmail) after being put in the post or if sent by telex or facsimile transmission, on the next working day in the place to which it is sent and in proving service of any notice it shall be sufficient to prove that the notice was properly directed or addressed and delivered or sent. Any period of notice required to be given pursuant to this agreement shall commence on the date when any notice served as aforesaid is hereby deemed given, made or served.

12	SURVIVAL OF OBLIGATIONS AFTER COMPLETION
12.01
All covenants warranties representations indemnities and other obligations of whatsoever kind given made or undertaken by the Vendors under this agreement shall (except for any obligations fully performed on Completion) continue in full force and effect notwithstanding the Completion.

13	JOINT AND SEVERAL LIABILITY
13.01	The obligation and liability of the Vendors under this agreement shall be joint and several unless the context of provisions requires otherwise.
14	TIME OF THE ESSENCE
14.01	Time shall be of the essence of this agreement.
14.02	No time or indulgence given by any party to the other or others shall be deemed or in any way be construed as a waiver of any of its rights or remedies hereunder.
15	GOVERNING LAW
15.01
This agreement shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region and each party submits to the non-exclusive jurisdiction of the courts of Hong Kong Special Administrative Region as regards any claim or matter arising under this agreement.

16	COUNTERPARTS
16.01
This agreement may be entered into by the parties hereto in any number of counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

17	SUCCESSION
17.01	This agreement shall be binding on and for the benefit of the assign and successor of the parties hereto.
In witness whereof the parties hereof set their hands hereunto the day and year first above written.

SCHEDULE I

Shareholders names	Number of shares held
CHU WAI WA VIVIAN	1
OFFICEWAY TECHNOLOGY LIMITED	2,075,799

SCHEDULE II

Vendors names	Number of shares sold
CHU WAI WA VIVIAN	1
OFFICEWAY TECHNOLOGY LIMITED	2,075,799
Total :	2,075,800

SIGNED by CHU WAI WA VIVIAN	)
	)	/s/ Vivian Chu

in the presence of:-)

SIGNED by	)
	)	/s/ Alan Wai

)
on behalf of OFFICEWAY TECHNOLOGY)
)
LIMITED	)
)
in the presence of :-)

SIGNED by ZHU Guangming	)
	)	/s/ ZHU Guangming

in the presence of :-)

Dated the 26th day of July, 2010
CHU WAI WA VIVIAN
OFFICEWAY TECHNOLOGY) LIMITED
AND
ZHU Guangming
***********************************************
SALE AND PURCHASE OF SHARES AGREEMENT
relating to
CHINAWE ASSET MANAGEMENT LIMITED
***********************************************
Chris h.m. Yuen & Co.
SOLICITORS & NOTARIES
AGENT FOR TRADEMARKS & PATENTS
Unit 2816, 28th floor, China Merchants Tower, Shun Tak Centre,
168-200 Connaught Road Central, Hong Kong
Tel : (852) 2521 0691
Fax : (852) 2845 5748
Ref : CY/7746/10